Exhibit 99.1
Monroe Capital Corporation BDC Announces Third Quarter 2024 Results
CHICAGO, IL, November 12, 2024 – Monroe Capital Corporation (NASDAQ: MRCC) today announced its financial results for the third quarter ended September 30, 2024.
Except where the context suggests otherwise, the terms “Company,” “we,” “us,” and “our” refer to Monroe Capital Corporation (together with its subsidiaries).
Third Quarter 2024 Financial Highlights
•Net Investment Income ("NII") of $6.5 million, or $0.30 per share
•Adjusted Net Investment Income (a non-GAAP measure described below) of $6.6 million, or $0.31 per share
•Net increase in net assets resulting from operations of $5.0 million, or $0.23 per share
•Net Asset Value (“NAV”) of $198.9 million, or $9.18 per share
•Paid quarterly dividend of $0.25 per share on September 30, 2024
•Current annual cash dividend yield to stockholders of approximately 12.3%(1)
Chief Executive Officer Theodore L. Koenig commented, “We are pleased to announce a $0.25 per share dividend for the 18th consecutive quarter. Our predominantly first lien portfolio continues to offer compelling risk-adjusted returns to our stockholders with an attractive 12.3% annualized dividend yield. We remain focused on maintaining the portfolio’s asset quality in this current economic environment and delivering consistent value for stockholders.”
Monroe Capital Corporation is a business development company affiliate of the award-winning private credit investment firm and lender, Monroe Capital LLC.
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(1) Based on an annualized dividend and closing share price as of November 11, 2024.

Management Commentary
Adjusted Net Investment Income totaled $6.6 million, or $0.31 per share for the quarter ended September 30, 2024, a slight decrease from $6.7 million, or $0.31 per share for the quarter ended June 30, 2024. NAV decreased by $0.02 per share, or 0.2%, to $198.9 million or $9.18 per share as of September 30, 2024, compared to $199.3 million or $9.20 per share as of June 30, 2024. The slight decline in NAV this quarter was primarily the result of net unrealized losses attributable to certain portfolio companies, partially offset by NII in excess of the dividend paid during the quarter.
At quarter end, the Company's debt-to-equity leverage decreased from 1.54 times debt-to-equity at June 30, 2024 to 1.50 times debt-to-equity at September 30, 2024 as a result of paydowns of the revolving credit facility with proceeds from investment sales and paydowns during the quarter. We continue to focus on managing our investment portfolio and selectively redeploying capital resulting from future repayments.
Selected Financial Highlights
(in thousands, except per share data)

	September 30, 2024	June 30, 2024
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$474,259	$485,804
Total assets	$501,862	$512,113
Net assets	$198,893	$199,344
Net asset value per share	$9.18	$9.20

	Three months ended
	September 30, 2024	June 30, 2024
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$6,481	$6,559
Adjusted net investment income(2)	$6,617	$6,694
Net gain (loss)	$(1,515)	$(3,301)
Net increase (decrease) in net assets resulting from operations	$4,966	$3,258

Per share data:
Net investment income	$0.30	$0.30
Adjusted net investment income(2)	$0.31	$0.31
Net gain (loss)	$(0.07)	$(0.15)
Net increase (decrease) in net assets resulting from operations	$0.23	$0.15
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(2) See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from NII to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review
The Company had debt and equity investments in 94 portfolio companies, with a total fair value of $474.3 million as of September 30, 2024, as compared to debt and equity investments in 94 portfolio companies, with a total fair value of $485.8 million, as of June 30, 2024. The Company’s portfolio consists primarily of first lien loans, representing 80.0% of the portfolio as of September 30, 2024, and 81.1% of the portfolio as of June 30, 2024. As of September 30, 2024, the weighted average contractual and effective yields on the Company’s debt and preferred equity investments were 11.0% and 11.0%, respectively, as compared to 11.9% and 11.9%, respectively, as of June 30, 2024. The decreases in yields were primarily due to the decline in base rates and the placement of an additional portfolio company on non-accrual status during the quarter. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of September 30, 2024, portfolio investments on non-accrual status represented 3.1% of the Company’s total investments at fair value.
Financial Review
NII for the quarter ended September 30, 2024 totaled $6.5 million, or $0.30 per share, compared to $6.6 million, or $0.30 per share, for the quarter ended June 30, 2024. Adjusted Net Investment Income was $6.6 million, or $0.31 per share, for the quarter ended September 30, 2024, compared to $6.7 million, or $0.31 per share, for the quarter ended June 30, 2024. Excluding the impact of the incentive fee limitations of $(0.7) million and $(1.0) million for the quarters ended September 30, 2024 and June 30, 2024, respectively, Adjusted Net Investment Income totaled $5.9 million, or $0.27 per share for the quarter ended September 30, 2024, an increase from $5.7 million, or $0.26 per share for the quarter ended June 30, 2024. Please refer to the Company’s Form 10-Q for additional information on the Company's incentive fee structure and calculation.
Total investment income for the quarter ended September 30, 2024 totaled $15.7 million, compared to $15.6 million for the quarter ended June 30, 2024. Total investment income increased by $0.1 million primarily due to an increase in fee income stemming from portfolio investment realizations during the quarter included in other income. This increase was partially offset by a decline in interest income primarily resulting from placing an additional portfolio investment on non-accrual status during the quarter and a decrease in average invested assets during the quarter.
Total expenses for the quarter ended September 30, 2024 were $9.2 million, compared to $9.1 million for the quarter ended June 30, 2024. Excluding the impact of the incentive fee limitations, total expenses decreased by $0.2 million primarily due to lower interest and other debt financing expenses associated with a decrease in average debt outstanding during the quarter.
Net gain (loss) was $(1.5) million for the quarter ended September 30, 2024, compared to $(3.3) million for the quarter ended June 30, 2024. This net loss for the quarter ended September 30, 2024 was primarily attributable to unrealized mark-to-market losses attributable to certain portfolio companies that have underlying credit performance concerns that were still held as of quarter end, partially offset by a net gain on the remainder of the portfolio. The Company's average portfolio mark decreased by 0.9%, from 94.4% of amortized cost as of June 30, 2024 to 93.9% of amortized cost as of September 30, 2024.
Net increase (decrease) in net assets resulting from operations was $5.0 million, or $0.23 per share, for the quarter ended September 30, 2024, compared to $3.3 million, or $0.15 per share, for the quarter ended June 30, 2024.
Liquidity and Capital Resources
As of September 30, 2024, the Company had $4.1 million in cash and cash equivalents, $169.0 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of September 30, 2024, the Company had approximately $86.0 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

MRCC Senior Loan Fund
MRCC Senior Loan Fund I, LLC ("SLF") is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of September 30, 2024, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $32.9 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $33.1 million as of June 30, 2024. During the quarter ended September 30, 2024, the Company received dividend income from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended June 30, 2024. SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. SLF’s average mark on the underlying investment portfolio decreased during the quarter, from 88.3% of amortized cost as of June 30, 2024, to 87.0% of amortized cost as of September 30, 2024.
As of September 30, 2024, SLF had total assets of $107.8 million (including investments at fair value of $98.7 million), total liabilities of $42.0 million (including borrowings under the $110.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $41.5 million) and total members’ capital of $65.8 million. As of June 30, 2024, SLF had total assets of $117.3 million (including investments at fair value of $109.7 million), total liabilities of $51.1 million (including borrowings under the SLF Credit Facility of $50.8 million) and total members’ capital of $66.2 million.
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents NII, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as NII does not include gains associated with the capital gains incentive fee.
The following tables provide a reconciliation from NII (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented (in thousands, except per share data):

	Three Months Ended
	September 30, 2024		June 30, 2024
	Amount	Per Share Amount	Amount	Per Share Amount
	(unaudited)
Net investment income	$6,481	$0.30	$6,559	$0.30
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	136	0.01	135	0.01
Adjusted Net Investment Income	$6,617	$0.31	$6,694	$0.31
Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Third Quarter 2024 Financial Results Conference Call
The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, November 13, 2024 at 11:00 a.m. Eastern Time. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 5769748.
For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.
For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended September 30, 2024 to be filed with the SEC (www.sec.gov) on Tuesday, November 12, 2024.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	September 30, 2024	June 30, 2024
	(unaudited)
Assets
Investments, at fair value:
Non-controlled/non-affiliate company investments	$355,273	$368,238
Non-controlled affiliate company investments	86,089	84,468
Controlled affiliate company investments	32,897	33,098
Total investments, at fair value (amortized cost of: $505,008 and $514,380, respectively)	474,259	485,804
Cash and cash equivalents	4,070	3,876
Interest and dividend receivable	22,910	21,661
Other assets	623	772
Total assets	$501,862	$512,113
Liabilities
Debt	$299,000	$307,800
Less: Unamortized debt issuance costs	(2,254)	(2,581)
Total debt, less unamortized debt issuance costs	296,746	305,219
Interest payable	1,351	2,972
Base management fees payable	2,006	2,037
Incentive fees payable	730	351
Accounts payable and accrued expenses	2,090	2,190
Directors' fees payable	46	—
Total liabilities	302,969	312,769
Net Assets
Common stock, $0.001 par value, 100,000 shares authorized, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	298,127	298,127
Accumulated undistributed (overdistributed) earnings	(99,256)	(98,805)
Total net assets	$198,893	$199,344
Total liabilities and total net assets	$501,862	$512,113
Net asset value per share	$9.18	$9.20

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	September 30, 2024	June 30, 2024
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$10,408	$10,973
Payment-in-kind interest income	919	771
Dividend income	114	62
Other income	694	265
Total investment income from non-controlled/non-affiliate company investments	12,135	12,071
Non-controlled affiliate company investments:
Interest income	1,202	1,273
Payment-in-kind interest income	1,402	1,328
Dividend income	56	55
Total investment income from non-controlled affiliate company investments	2,660	2,656
Controlled affiliate company investments:
Dividend income	900	900
Total investment income from controlled affiliate company investments	900	900
Total investment income	15,695	15,627
Operating expenses:
Interest and other debt financing expenses	5,517	5,780
Base management fees	2,006	2,037
Incentive fees	730	351
Professional fees	239	199
Administrative service fees	270	250
General and administrative expenses	270	243
Directors' fees	46	73
Total operating expenses	9,078	8,933
Net investment income before income taxes	6,617	6,694
Income taxes, including excise taxes	136	135
Net investment income	6,481	6,559
Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	638	506
Net realized gain (loss)	638	506
Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(2,743)	(2,985)
Non-controlled affiliate company investments	771	(930)
Controlled affiliate company investments	(201)	108
Foreign currency and other transactions	20	—
Net change in unrealized gain (loss)	(2,153)	(3,807)
Net gain (loss)	(1,515)	(3,301)
Net increase (decrease) in net assets resulting from operations	$4,966	$3,258
Per common share data:
Net investment income per share - basic and diluted	$0.30	$0.30
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.23	$0.15
Weighted average common shares outstanding - basic and diluted	21,666	21,666

Additional Supplemental Information:
The composition of the Company’s investment income was as follows (in thousands):

	Three months ended
	September 30, 2024	June 30, 2024
	(unaudited)
Interest income	$11,303	$11,850
Payment-in-kind interest income	2,321	2,099
Dividend income	1,070	1,017
Other income	694	265
Prepayment gain (loss)	109	145
Accretion of discounts and amortization of premiums	198	251
Total investment income	$15,695	$15,627
The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	Three months ended
	September 30, 2024	June 30, 2024
	(unaudited)
Interest expense - revolving credit facility	$3,630	$3,898
Interest expense - 2026 Notes	1,555	1,555
Amortization of debt issuance costs	332	327
Total interest and other debt financing expenses	$5,517	$5,780

About Monroe Capital Corporation
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.
About Monroe Capital LLC
Monroe Capital LLC (including its subsidiaries and affiliates, together “Monroe”) is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, alternative credit, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains 10 offices throughout the United States and Asia.
Monroe has been recognized by both its peers and investors with various awards including Inc's 2024 Founder-Friendly Investors List; Private Debt Investor as the 2023 Lower Mid-Market Lender of the Decade, 2023 Lower Mid-Market Lender of the Year, 2023 CLO Manager of the Year, Americas; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.
Forward-Looking Statements
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
SOURCE:          Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Financial Officer and Chief Investment Officer
Monroe Capital Corporation
(312) 598-8401
Email: msolimene@monroecap.com

Media Contact:	Daniel Abramson
BackBay Communications
(857) 305-8441
Email: daniel.abramson@backbaycommunications.com